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                                                                    EXHIBIT 16.1






















                                       3
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August 11, 2004
Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Diamond Triumph Auto Glass, Inc. (the Company) and, under the date of March 15, 2004, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002. On August 9, 2004, our appointment as principal accountants was terminated. We have read the Company's statements included under
Item 4 of its Form 8-K dated August 9, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the Company's stated reason for changing principal accountants, (2) the Company's statement that the change was approved by the Board of Directors and (3) the Company's statement that the New Accountant was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements or any matters or reportable events listed in Item 304(a)(2)(ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP

KPMG LLP